             AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT




                      EFFECTIVE AS OF NOVEMBER 13, 2000




                                BY AND BETWEEN



                           USINTERNETWORKING, INC.



                                     AND



                               ACQUA WELLINGTON
                      NORTH AMERICAN EQUITIES FUND, LTD.

                              TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----

ARTICLE I           Definitions..............................................................1

        Section 1.1   Definitions............................................................1

ARTICLE II          Purchase and Sale of Common Stock........................................4

        Section 2.1   Purchase and Sale of Stock.............................................4
        Section 2.2   The Shares.............................................................4
        Section 2.3   Purchase Price and Closing.............................................4

ARTICLE III         Representations and Warranties...........................................4

        Section 3.1   Representations and Warranties of the Company..........................4
        Section 3.2   Representations and Warranties of the Purchaser.......................11

ARTICLE IV          Covenants...............................................................13

        Section 4.1   Securities Compliance.................................................13
        Section 4.2   Registration and Listing..............................................13
        Section 4.3   Registration Statement................................................13
        Section 4.4   Compliance with Laws..................................................13
        Section 4.5   Keeping of Records and Books of Account...............................14
        Section 4.6   Intentionally Omitted.................................................14
        Section 4.7   Non-public Information................................................14
        Section 4.8   Effective Registration Statement......................................14
        Section 4.9   No Stop Orders........................................................14
        Section 4.10  Amendments to the Registration Statement..............................15
        Section 4.11  Prospectus Delivery...................................................15
        Section 4.12  Other Financing.......................................................15
        Section 4.13  Notices...............................................................16

ARTICLE V           Conditions to Closing, Draw Downs and Call Options......................16

        Section 5.1   Conditions Precedent to the Obligation of the Company to Issue a Draw
                      Down Notice or Grant a Call Option and Sell the Shares................16
        Section 5.2   Conditions Precedent to the Obligation of the Purchaser to Close......17
        Section 5.3   Conditions Precedent to the Obligation of the Purchaser to Accept a Draw
                      Down or Call Option Grant and Purchase the Shares.....................18



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

ARTICLE VI          Draw Down Terms; Call Option............................................19

        Section 6.1   Draw Down Terms.......................................................19
        Section 6.2   Purchaser's Call Option...............................................22
        Section 6.3   Aggregate Limit.......................................................22

ARTICLE VII         Termination.............................................................23

        Section 7.1   Termination by Mutual Consent.........................................23
        Section 7.2   Other Termination.....................................................23
        Section 7.3   Effect of Termination.................................................24

ARTICLE VIII        Indemnification.........................................................24

        Section 8.1   General Indemnity.....................................................24
        Section 8.2   Indemnification Procedures............................................26

ARTICLE IX          Miscellaneous...........................................................27

        Section 9.1   Fees and Expenses.....................................................27
        Section 9.2   Specific Enforcement, Consent to Jurisdiction.........................27
        Section 9.3   Entire Agreement; Amendment...........................................27
        Section 9.4   Notices...............................................................27
        Section 9.5   Waivers...............................................................28
        Section 9.6   Headings..............................................................29
        Section 9.7   Successors and Assigns................................................29
        Section 9.8   Governing Law.........................................................29
        Section 9.9   Survival..............................................................29
        Section 9.10  Counterparts..........................................................29
        Section 9.11  Publicity.............................................................29
        Section 9.12  Severability..........................................................29
        Section 9.13  Further Assurances....................................................30

             AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT



        This AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT (this "Agreement"), effective as of November 13, 2000, is made by and between USinternetworking, Inc., a Delaware corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd., an international business organized under the laws of the Commonwealth of The Bahamas (the "Purchaser").

                                   RECITALS

        WHEREAS, the parties entered into that certain Common Stock Purchase Agreement dated as of November 13, 2000 (the "Original Agreement");

        WHEREAS, the parties desire to amend and restate the Original Agreement to change the maximum dollar amount of the Company's common stock, $.001 par value ("Common Stock"), that the Purchaser shall purchase under this Agreement, and certain other provisions;

        WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase up to a maximum of $60,800,000 of the Company's Common Stock.

                                  AGREEMENT

        NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE I

                                 Definitions

               SECTION 1.1    Definitions.

               (a) "Aggregate Limit" shall have the meaning assigned to such term in Section 2.1 hereof.

               (b) "Alternate Market" shall mean the Nasdaq Small Cap Market, the American Stock Exchange, the New York Stock Exchange or the OTC Bulletin Board, whichever is at the time the principal trading exchange or market for the Common Stock.

               (c) "Call Option" shall have the meaning assigned to such term in Section 6.2(a) hereof.

               (d)    "Commission" shall mean the Securities and Exchange
Commission.

               (e) "Commission Documents" shall mean all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which have been previously filed by the Company and which shall be filed by the Company in the future during the Investment Period, including, without limitation the Form 10-K filed by the Company for the year ended December 31, 1999 (the "Form 10-K"), and shall include all information contained in such filings and all filings incorporated by reference therein.

               (f) "Commission Filings" means the Registration Statement on Form S-3 No. 333-47858, as the same may be amended from time to time, and all other filings made by the Company with the Commission prior to or after the Effective Date pursuant to the Exchange Act.

               (g) "Common Stock" shall have the meaning assigned to such term in the Recitals.

               (h) "Draw Down" means the exercise by the Company of its right to request the purchase of shares of Common Stock by the Purchaser.

               (i) "Draw Down Amount" means the actual amount of a Draw Down up to the amount permitted by Section 6.1(a) hereof in any Draw Down Pricing Period or such other amount mutually agreed upon by the Purchaser and the Company.

               (j) "Draw Down Discount Percentage" means 93.5% if the Threshold Price is equal to or greater than $1.00 but less than $3.00; provided, however, that (i) for every $1.00 increase in the Threshold Price above $2.00 up to $5.00, the draw down discount percentage shall be increased 0.5%, incrementally, and (ii) for every $3.00 increase in the Threshold Price above $5.00, the draw down discount percentage shall be increased 0.5%, incrementally, up to a maximum draw down discount percentage of 96%.

               (k) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 5.1 hereof.

               (l) "Draw Down Notice" shall have the meaning assigned to such term in Section 6.1(i) hereof.

               (m) "Draw Down Pricing Period" shall mean a period of eighteen (18) consecutive Trading Days following a Draw Down Notice, or such other period mutually agreed upon by the Purchaser and the Company.

               (n) "Effective Date" shall mean November 24, 2000, the date the Registration Statement of the Company covering the Shares being subscribed for hereby was declared effective.

               (o) "Investment Period " shall have the meaning assigned to such term in Section 7.1 hereof.

               (p) "Material Adverse Effect" shall mean any effect on the business, operations, prospects or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

               (q) "Material Change in Ownership" shall mean that, as of any particular measurement date, the officers and significant owners of the Company shall beneficially own in the aggregate less than 1% of the outstanding Common Stock of the Company, except that for purposes of making any such calculation, Common Stock issued to the Purchaser pursuant to this Agreement shall not be included in such calculation.

               (r) "Original Agreement" shall have the meaning assigned to such term in the Recitals.

               (s) "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented by any prospectus supplement filed with the Commission pursuant to Rule 424(b).

               (t) "Registration Statement" shall mean the registration statement on Form S-3, Commission File Number 333-47858 under the Securities Act, filed with the Commission for the registration of the Shares, as such Registration Statement may be amended from time to time.

               (u) "Section 6.1(m) Notice" shall have the meaning assigned to such term in Section 6.1(m) hereof.

               (v) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

               (w) "Settlement Date" shall have the meaning assigned to such term in Section 6.1(d) hereof.

               (x) "Shares" shall mean collectively the shares of Common Stock of the Company that may be purchased hereunder upon exercise of any Draw Down or Call Option.

               (y) "Threshold Price" is the lowest price at which the Company may set in the Draw Down Notice to sell Shares during a Draw Down Pricing Period (not taking into account the Draw Down Discount Percentage during such Draw Down Pricing Period).

               (z) "Trading Day" shall mean a day on which the Common Stock is traded on the Nasdaq National Market or an Alternate Market.

               (aa) "Truncated Draw Down Allocation Amount" shall mean the portion of the Draw Down Amount Requested that is allocated to the purchase of Shares in accordance with Section 6.1 hereof for each Trading Day in a reduced Draw Down Pricing Period (as provided in Section 6.1(m) hereof).

               (bb) "VWAP" shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m., New York time) of the Common Stock of the Company on the NASDAQ National Market or an Alternate Market as reported by Bloomberg Financial LP using the AQR function.

                                  ARTICLE II

                      PURCHASE AND SALE OF COMMON STOCK

               SECTION 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to a maximum of $60,800,000 of the Common Stock (the "Aggregate Limit"), based on Draw Downs, in accordance with Section 6.1 hereof, and Call Options, in accordance with
Section 6.2 hereof, of up to the Draw Down Amount for the applicable Draw Down Pricing Period that the Company may grant to the Purchaser in its sole discretion.

               SECTION 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and Call Options.

               SECTION 2.3 Purchase Price and Closing. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser, agrees to purchase that number of the Shares to be issued in connection with the Initial Purchase, each Draw Down and each Call Option exercised by the Purchaser. The closing of the execution and delivery of this Agreement shall occur upon delivery by facsimile of executed signature pages of this Agreement and all other documents, instruments and writings required to be delivered pursuant to this Agreement to the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 at such time and place or on such date as the Purchaser and the Company may agree upon. The closing of the execution and delivery of the Original Agreement (the "Closing") occurred on November 13, 2000 (the "Closing Date"). Upon the closing of the execution and delivery of this Agreement, this Agreement shall be deemed to be effective as of November 13, 2000, and the Original Agreement shall be null and void and of no further force and effect.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

               SECTION 3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the
Purchaser:

               (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(g) attached hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

               (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Sections 2.2 or 4.4(b), no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

               (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of the date hereof are set forth on Schedule 3.1(c) attached hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement including Schedule 3.1(c) attached hereto or as set forth in the Commission Documents or the Commission Filings, as of the date hereof no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement including Schedule 3.1(c) attached hereto or as set forth in the Commission Documents or the Commission Filings as of the date hereof there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth in Schedule 3.1(c) attached hereto or as set forth in the Commission Documents or the Commission Filings as of the date hereof, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in Schedule 3.1(c) attached hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation and in effect on the date hereof (the "Charter"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

               (d) Issuance of Shares. The Shares to be issued under this Agreement have been or, prior to the issuance to Purchaser hereunder, will be duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

               (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases (other than violations pursuant to clauses (i) and (iv) (to the extent of federal securities law), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission, or the Nasdaq National Market subsequent to the Closing, and, any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

               (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has timely filed all Commission Documents. The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since December 31, 1999 and prior to the Closing Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, the Form 10-K for the year ended December 31,

1999 complied in all material respects with the requirements of the Exchange
Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the said Form 10-K, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (g) Subsidiaries. The Commission Documents, the Commission Filings or Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the date hereof, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

               (h) No Material Adverse Effect. Since June 30, 2000, the Company has not experienced or suffered any Material Adverse Effect except continued losses from operations.

               (i)    No Undisclosed Liabilities. Except as set forth on
Schedule 3.1(i) attached hereto, the Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP not disclosed in the Commission Documents, the Commission Filings or on Schedule 3.1(i) attached hereto, other than those incurred in the ordinary course of the Company's or its subsidiaries respective businesses since June 30, 2000 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

               (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

               (k) Indebtedness. The Commission Documents, the Commission Filings or Schedule 3.1(k) attached hereto sets forth as of June 30, 2000 all outstanding secured and unsecured Indebtedness of the Company, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company or any subsidiary is in default with respect to any Indebtedness.

               (l) Title to Assets. Each of the Company and its subsidiary has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents or the Commission Filings or on Schedule 3.1(l) attached hereto such that could not reasonably be expected to cause a Material Adverse Effect. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

               (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any subsidiary, or any of their respective properties or assets which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

               (n) Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as such that do not cause a Material Adverse Effect. Each of the Company and its subsidiary has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               (o) Certain Fees. Except as set forth on Schedule 3.1(o) attached hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement.

               (p) Disclosure. To the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

               (q) Operation of Business. The Company or its subsidiary owns or has a valid right to use all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents or the Commission Filings and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without to the Company's knowledge any conflict with the rights of others, except to the extent set forth in the Commission Documents or the Commission Filings that a Material Adverse Effect could not reasonably be expected to result from such conflict.

               (r) Environmental Compliance. Except as disclosed in the Commission Filings, the Company has obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, to the best of the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or could reasonably be expected to violate any Environmental Law after the Closing or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

               (s) Material Agreements. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(s) attached hereto, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-3 or applicable form (collectively, "Material Agreements") if the Company was registering securities under the Securities Act. The Company has in all material respects performed all the obligations required to be performed by it to date under the foregoing Material Agreements, has received no notice of default and, to the best of the Company's knowledge is not in default under any Material Agreement now in effect, the result of which could reasonably be expected to cause a Material Adverse Effect.

               (t) Transactions with Affiliates. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(s) attached hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $1,000,000 between (a) the Company or any subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer, employee, director or person.

               (u) Securities Act of 1933. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

                      (i) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The Commission has not issued any order preventing or suspending the use of any Prospectus.

                      (ii) The Company meets the requirements for the use of Form S-3 under the Securities Act. The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they are made) not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein.

                      (iii) The Company has not distributed and, prior to the completion of the sale of the Shares to the Purchaser, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.

               (v) Employees. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(v) attached hereto, as of the date hereof, the Company has no collective bargaining arrangements or agreements covering any of its employees. Except as set forth on Schedule 3.1(v) attached hereto, as of the date hereof the Company has no employment contract or any other similar contract or restrictive covenant, relating to the right of any officer, key employee or consultant to be employed or engaged by the Company whose termination individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. As of the date hereof, since June 30, 2000, no officer, consultant or key employee of the Company whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.

               (w) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiary as set forth in the Registration Statement.

               (x) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

               (y) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchaser, or any person or entity that owns a beneficial interest in any of the Purchaser, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 3.1(y), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

               (z) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

               SECTION 3.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the
Company:

               (a) Organization and Standing of the Purchaser. The Purchaser is an international business company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.

               (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the

Purchaser, its Board of Directors or stockholders is required. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

               (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose or lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is on or by which any of its respective properties or assets are bound or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

               (d) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

               (e) Selling Restriction. The Purchaser has the right to sell that number of Shares equal in number to the number of Shares to be purchased pursuant to this Agreement during the Investment Period. The Purchaser covenants, however, that prior to and during the Investment Period, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will ever sell any securities of the Company (including, without limitation, any grant of any option to purchase or acquire any right to dispose or otherwise dispose for value, any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase any shares of Common Stock or any swap, short sale, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock) other than what the Purchaser has accumulated to purchase under the terms of this Agreement or in any accounts directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser. In addition, on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its affiliates and any entity managed by the Purchaser to no more than thirty percent (30%) of the total trading volume of the Common Stock, as reported on Bloomberg Financial LP using the HP function, for such Trading Day.

               (f) Carlin Equities Corp. The Purchaser used Carlin Equities Corp. ("Carlin") as its broker-dealer to effectuate all sales, if any, of the shares of the Company's Common Stock purchased from the Company in November 2000 and February 2001 and the Purchaser intends to use Carlin as its broker-dealer to sell any other shares of Common Stock that it may purchase from the Company. Carlin is not an affiliate of the Purchaser and will receive commissions from the Purchaser which will not exceed customary brokerage commissions.

                                  ARTICLE IV

                                  COVENANTS

        The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees, that during the term of this Agreement:

               SECTION 4.1 Securities Compliance. The Company shall notify the Commission and the Nasdaq National Market or an Alternate Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser or subsequent holders.

               SECTION 4.2 Registration and Listing. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on the Nasdaq National Market or an Alternate Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Nasdaq National Market or an Alternate Market.

               SECTION 4.3 Registration Statement. Before the Company shall issue a Draw Down Notice, the Company shall have caused a sufficient number of shares of Common Stock to be authorized and registered to cover the Shares to be issued in connection with this Agreement.

               SECTION 4.4   Compliance with Laws.

               (a) The Company shall comply with all applicable laws, rules, regulations and orders (including without limitation Rule 415(a)(4) under the Securities Act), noncompliance with which could reasonably be expected to have a Material Adverse Effect.

               (b) The Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock. (c) The Purchaser shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Purchaser shall comply with Rule 415(a)(4) under the Securities Act and Regulation M under the Exchange Act.

               SECTION 4.5 Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

               SECTION 4.6   Intentionally Omitted.

               SECTION 4.7 Non-public Information. Neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to the Purchaser and neither the Purchaser nor any of its affiliates, officers or agents will solicit any material non-public information from the Company.

               SECTION 4.8 Effective Registration Statement. The Company will cause a post-effective amendment to the Registration Statement to be filed and declared effective before the offering of any Shares may commence. The Company will endeavor to cause such post-effective amendment to be filed and declared effective as soon as reasonably practicable and will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing, when it receives notice that the Registration Statement or such post-effective amendment has become effective.

               SECTION 4.9 No Stop Orders. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of its receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of its receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of its becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the

Securities Act or the regulations thereunder to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make all reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

               SECTION 4.10 Amendments to the Registration Statement. The Company will not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus that relates to the Purchaser in any manner whatsoever of which the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Purchaser, a Prospectus is required to be delivered in connection with any purchase of Shares by the Purchaser, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Purchaser, promptly following such filing.

               SECTION 4.11 Prospectus Delivery. The Company shall file with the Commission a Prospectus supplement to its Registration Statement on the first business day immediately following the end of each Draw Down Pricing Period, and will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus and prospectus supplement on each Settlement Date. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company will forthwith prepare and, subject to the provisions of Section 4.10 above, file with the Commission an appropriate supplement or amendment thereto, and will expeditiously furnish to the Purchaser a reasonable number of copies thereof.

               SECTION 4.12 Other Financing. If the Company enters into any definitive financing agreement, the primary purpose of which would be to obtain equity financing for the Company (an "Other Financing"), during the Investment Period, the Company shall promptly notify the Purchaser of such Other Financing. If the Company enters into an Other Financing during a Draw Down Pricing Period, the Purchaser shall have the options set forth in Section 6.1(k) hereof. If the Company enters into a Permitted Discounted Financing (as defined in Section 7.2 hereof) between Draw Down Pricing Periods, the Company shall promptly notify the Purchaser of such Permitted Discounted Financing and the Purchaser shall have the option, which option shall be exercised no later than five (5) Trading Days after receipt by the Purchaser of the notice of the Permitted Discounted Financing, to purchase up to fifteen percent (15%) of the aggregate amount of the Permitted Discounted Financing on the same, absolute terms and conditions contemplated in the Permitted Discounted Financing. If the Purchaser does not exercise its purchase option in writing before 8:00 p.m. (eastern time) on the fifth (5th) Trading Day after receipt of such notice, the Company shall not be obligated to sell shares of Common Stock or securities convertible, exercisable or exchangeable into Common Stock to the Purchaser under the terms of the preceding sentence and the Company shall have the right to close the Permitted Discounted Financing on the scheduled closing date with a third party, provided that all of the terms and conditions of such closing are similar in all material respects to those provided to the Purchaser. As used herein, "Other Financing" shall not include the Company (i) issuing shares of Common Stock in connection with the Company's option plans, stock purchase plans, 401K plan, stockholder rights plans, currently outstanding warrants or options, or increase the number of shares available under any such plans (the primary purpose of which is not to raise equity), (ii) issuing shares of Common Stock, securities convertible into Common Stock or warrants to purchase shares of Common Stock issued for the purposes of licensing agreement, strategic and/or collaborative agreements with third parties, (iii) issuing shares of Common Stock and/or warrants in connection with the formation and maintenance of strategic partnerships, alliances or joint ventures or for the acquisition of products, licenses, businesses (including divisions thereof) or other assets, (iv) issuing securities by any subsidiary of the Company, (v) issuing the securities which are set forth on
Schedule 4.12 (each a "Permitted Transaction") and (vi) warrants to purchase Common Stock issued in connection with equipment financing or leasing arrangements.

               SECTION 4.13 Notices. The Company shall immediately notify the Purchaser that (i) a Material Adverse Effect or Material Change in Ownership has occurred or (ii) the Company has entered into an Other Financing (as defined in Section 4.12 hereof).

                                  ARTICLE V

              CONDITIONS TO CLOSING, DRAW DOWNS AND CALL OPTIONS


               SECTION 5.1 Conditions Precedent to the Obligation of the Company to Issue a Draw Down Notice or Grant a Call Option and Sell the Shares. The obligation hereunder of the Company to enter into this Agreement and to issue a Draw Down Notice or grant a Call Option and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Initial Purchase and each Draw Down or Call Option request (the "Draw Down Exercise Date"), of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

               (b) Registration Statement. The Company shall have a dollar amount of Shares registered under the Registration Statement which are in a dollar amount equal to or in excess of the number of Shares issuable pursuant to such Draw Down Notice or Call Option. The Registration Statement registering the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to November 13, 2000 or each Settlement Date, as applicable, and there shall be no stop order suspending the effectiveness of the Registration Statement.

               (c) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, each Draw Down Exercise Date and each Settlement Date, as applicable.

               (d) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (e) No Suspension, Etc. Trading in the Company's Common Stock shall not have been suspended by the Commission or the Nasdaq National Market or an Alternate Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to such Draw Down Exercise Date and applicable Settlement Date), and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, trading in securities generally as reported on the Nasdaq National Market or an Alternate Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by the Nasdaq National Market or an Alternate Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

               (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               SECTION 5.2 Conditions Precedent to the Obligation of the Purchaser to Close. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion. Unless otherwise disclosed, the following conditions remain in full force and effect as of the date of the Original Agreement.

               (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time, except for representations and warranties that speak as of a particular date.

               (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

               (c) Effective Registration Statement. The Registration Statement registering the Shares shall have been declared effective by the Commission prior to the Closing Date and there shall be no stop order suspending the effectiveness of the Registration Statement.

               (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (e) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               (f) Opinion of Counsel, Etc. At the Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit A hereto, and a closing certificate from the Company, dated the date of Closing.

               SECTION 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down or Call Option Grant and Purchase the Shares. The obligation hereunder of the Purchaser to consummate the Initial Purchase, accept a Draw Down or Call Option grant and to acquire and pay for the Shares on the Settlement Date is subject to the satisfaction or waiver, at or before the consummation of the Initial Purchase each Draw Down Exercise Date and each Settlement Date, as applicable, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

               (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date and Settlement Date, as applicable, as though made at that time, except for representations and warranties that speak as of a particular date.

               (b) Registration Statement. The Company shall have a dollar amount of Shares registered under the Registration Statement which are in a dollar amount equal to or in excess of the number of Shares issuable pursuant to such Draw Down Notice or Call Option. The Registration Statement registering the offer and sale of the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to each Draw Down Exercise Date or each Settlement Date, as applicable, and there shall be no stop order suspending the effectiveness of the Registration Statement.

               (c) No Suspension, Etc. Trading in the Company's Common Stock shall not have been suspended by the Commission or the Nasdaq National Market or an Alternate Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down Exercise Date), and, at any time prior to such Draw Down Exercise Date or such Settlement Date, trading in securities generally as reported by the Nasdaq National Market or an Alternate Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by the Nasdaq National Market or an Alternate Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares. The Common Stock shall be listed on Nasdaq or an Alternate Market.

               (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Draw Down Exercise Date and the Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit C.

               (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               (g) No Material Adverse Effect; No Material Change in Ownership. No Material Adverse Effect except continued losses from operations or Material Change in Ownership shall have occurred.

                                  ARTICLE VI

                         DRAW DOWN TERMS; CALL OPTION


               SECTION 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement and subject to Section 6.3 below, the parties agree as follows:

               (a) The Company, may, in its sole discretion, issue a Draw Down Notice with respect to a Draw Down during each Draw Down Pricing Period of up to (i) $1,500,000 if the Threshold Price is equal to or greater than $1.00 but less than $2.00, (ii) $2,500,000 if the Threshold Price is equal to or greater than $2.00 but less than $3.00 and (iii) $5,000,000 if the Threshold Price is equal to or greater than $3.00 but less than $4.00 and up to an additional $2,000,000 for every $1.00 increase in the Threshold Price above $3.00 for a maximum Draw Down Amount during each Draw Down Pricing Period of up to $35,000,000; provided, however, that the Company may, in its sole discretion, issue a Draw Down Notice with respect to any Draw Down Amount at any Threshold Price or any Draw Down Discount Percentage pursuant to terms mutually agreed upon by the Purchaser and the Company, which Draw Down the Purchaser will be obligated to accept. Prior to issuing any Draw Down Notice, the Company shall have Shares registered under the Registration Statement which are valued in a dollar amount equal to or in excess of the Draw Down Amount.

               (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each Trading Day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of (x) 1/18th (or such other fraction based on the length of the Draw Down Pricing Period) of the Draw Down Amount divided by (y) the applicable Draw Down Discount Percentage (or such other percentage mutually agreed upon by the parties) multiplied by the VWAP of the Common Stock for such Trading Day.

               (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

               (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the second business day following the end of each Draw Down Pricing Period (the "Settlement Date").

               (e) There shall be a minimum of five (5) Trading Days between Draw Downs, unless otherwise mutually agreed upon between the Purchaser and the Company.

               (f) There shall be a maximum of twenty four (24) monthly Draw Downs during the term of this Agreement.

               (g) Each Draw Down will expire immediately after the last Trading Day of each Draw Down Pricing Period.

               (h) If the VWAP on a given Trading Day in a Draw Down Pricing Period is less than the Threshold Price, then the total amount of the Draw Down for the relevant Draw Down Pricing Period will be reduced by 1/18th (or such other fraction based on the length of the Draw Down Pricing Period). At no time shall the Threshold Price be set below $1.00, unless mutually agreed upon by the Company and the Purchaser. If trading in the Company's Common Stock is suspended for any reason for more than three (3) hours in any Trading Day, at the Purchaser's option, the price of the Common Stock shall be deemed to be below the Threshold Price for that Trading Day and the Draw Down for the relevant Draw Down Pricing Period shall be reduced by 1/18th (or such other fraction based on the length of the Draw Down Pricing Period). Notwithstanding anything in the foregoing to the contrary, for each Trading Day during the Draw Down Pricing Period that the VWAP is less than the Threshold Price or is deemed to be below the Threshold Price pursuant to the immediately preceding sentence, the Purchaser may elect in its sole discretion to purchase Shares at a price equal to the Threshold Price multiplied by the Draw Down Discount Percentage at the end of such Draw Down Pricing Period. The Purchaser will inform the Company via facsimile transmission no later than 8:00 p.m. (New York time) on the last Trading Day of such Draw Down Pricing Period as to the number of Shares, if any, the Purchaser chooses to purchase under such circumstances set forth in this Section 6.1(h).

               (i) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit D. In addition to the Draw Down Amount, the Company shall set the Threshold Price with each Draw Down Notice and shall designate the first Trading Day of the Draw Down Pricing Period. Notwithstanding anything in the foregoing to the contrary, if the Company wishes the date of the Draw Down Notice to be the first day of the Draw Down Pricing Period, the Draw Down Notice must be delivered to the Purchaser and receipt of such Draw Down Notice confirmed by the Purchaser prior to the commencement of trading on the date of such Draw Down Notice.

               (j) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser to the Purchaser or to The Depositary Trust Company ("DTC") on the Purchaser's behalf via the Deposit Withdrawal Agent Commission system ("DWAC"), and upon receipt of the Shares, the Purchaser shall cause payment therefor to be made to the account designated by the Company by wire transfer of immediately available funds provided that the Shares are received no later than 1:00 p.m., New York time, or next day available funds if the Shares are received thereafter.

               (k) If during any Draw Down Pricing Period the Company shall enter into an Other Financing (other than shares of Common Stock issued under this Agreement or pursuant to a Permitted Transaction), the Purchaser may in its sole discretion (i) purchase the Draw Down Amount of shares of Common Stock and/or exercise Call Options granted during such Draw Down Pricing Period on the terms at which the Company issued shares of Common Stock in the Other Financing during such Draw Down Pricing Period, net of any third party's discount and fees, (ii) purchase the Draw Down Amount of shares of Common Stock and/or exercise Call Options granted during such Draw Down Pricing Period at the applicable Draw Down Discount Percentage times the VWAP for such Draw Down Pricing Period, or (iii) elect not to purchase any Shares during such Draw Down Pricing Period. The Purchaser shall notify the Company of its election on the business day preceding the Settlement Date.

               (l) If on the Settlement Date, the Company fails to deliver the Shares to be purchased by the Purchaser, and such failure continues for ten (10) Trading Days, the Company shall pay, in cash, as liquidated damages and not as a penalty to the Purchaser an amount equal to two percent (2%) of the Draw Down Amount for the initial thirty (30) days and each additional thirty (30) day period thereafter until such failure has been cured, which shall be pro rated for such periods less than thirty (30) days (the "Periodic Amount"). Cash payments to be made pursuant to this clause (1) shall be due and payable immediately upon demand in immediately available cash funds.

               (m) If during any Draw Down Pricing Period the Company reasonably believes an event may occur which would require the suspension of the Registration Statement, the Company shall notify the Purchaser before commencement of trading on any Trading Day (a "Section 6.1(m) Notice") and reduce the number of Trading Days in such Draw Down Pricing Period. The last Trading Day of such Draw Down Pricing Period shall be the Trading Day preceding the receipt of the Section 6.1(m) Notice; provided, however, that if the Company delivers the Section 6.1(m) Notice during trading hours on a Trading Day, then the last Trading

Day of such Draw Down Pricing Period shall be the Trading Day on which the
Section 6.1(m) Notice was received by the Purchaser.

               The Purchaser will purchase the Truncated Draw Down Allocation for each of the Trading Days prior to receipt of the Section 6.1(m) Notice, for an aggregate purchase price determined in accordance with clauses (b) and
(i) of this Section 6.1.

               In addition, the Purchaser may, at its option, elect to purchase Shares in an additional dollar amount equal to the product of the Draw Down Amount Requested, first multiplied by (x) a fraction, the numerator of which equals one (1) and the denominator of which equals eighteen (18) or such other number of Trading Days in such Draw Down Pricing Period as the parties may have mutually agreed upon with respect to such Draw Down Pricing Period (eighteen or such other mutually agreed upon number being referred to herein as the "Trading Day Number"), and next multiplied by (y) that number that is equal to the Trading Day Number minus the number of Trading Days in the reduced Draw Down Pricing Period. The price per share for such additional dollar amount shall equal (i) the aggregate total of Truncated Draw Down Allocation Amounts during the reduced Draw Down Pricing Period divided by (ii) the number of Shares to be purchased during such reduced Draw Down Pricing Period.

               Upon receipt of the Section 6.1(m) Notice, the Purchaser may
(x) elect to purchase the Common Stock at the Threshold Price for any Trading Day that the VWAP was below the Threshold Price during the reduced Draw Down Pricing Period in accordance with Section 6.1(i) hereof, (y) elect to purchase the Common Stock in the additional amount as set forth in the preceding paragraph of this Section 6.1(m), and (z) elect to exercise any unexercised Call Options (for a Call Option Amount not to exceed $1,000,000) by issuing a Call Option Notice to the Company, in each such case, no later than 10:00 a.m. (New York time) on the first Trading Day after the end of the reduced Draw Down Pricing Period. The exercise price of the Call Option shall be based on the VWAP on the last Trading Day of the reduced Draw Down Pricing Period (in lieu of the VWAP as specified in clause (A) of Section 6.2(b) hereof) and otherwise determined in accordance with Section 6.2(b) hereof.


               The Settlement Date for the Truncated Draw Down Amount exercised during an effected Draw Down Pricing Period shall be the second Trading Day after receipt of the Section 6.1(m) Notice.

               SECTION 6.2 Purchaser's Call Option. Subject to the satisfaction of the conditions set forth in this Agreement and subject to
Section 6.3 below, the parties agree as follows:

               (a) During each Draw Down Pricing Period, the Company at its sole discretion may grant to the Purchaser the right to exercise multiple call options of up to the applicable Draw Down Amount (a "Call Option"). The amount of the Call Option shall be set forth in the Draw Down Notice. For each Trading Day during a Draw Down Pricing Period, the Purchaser may exercise a Call Option by providing notice to the Company of the exercise of a Call Option (the "Call Option Notice"), substantially in the form attached hereto as Exhibit E.

               (b) The number of shares of Common Stock to be issued in connection with each Call Option shall equal the quotient of (i) the amount of the Call Option exercised and (ii) the product of the applicable Draw Down Discount Percentage and the greater of (A) the VWAP for the Common Stock on the day the Purchaser issues its Call Option Notice and (B) the Threshold Price.

               (c) Each Call Option exercised shall be settled on the applicable Settlement Date.

               (d) The Threshold Price designated by the Company in its Draw Down Notice shall apply to each Call Option.

               (e) For each Call Option that the Purchaser exercises pursuant to this Section 6.2, the Purchaser must issue via facsimile a Call Option Notice to the Company no later than 8:00 p.m. (New York time) on the day such Call Option is exercised. If the Purchaser does not exercise a Call Option by 8:00 p.m. (New York time) on the last day of the applicable Draw Down Pricing Period, the Purchaser's Call Options with respect to that Draw Down Pricing Period shall terminate.

               SECTION 6.3 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice or grant a Call Option to the extent that the sale of shares of Common Stock pursuant thereto and pursuant to all prior Draw Down Notices or Call Options issued hereunder would cause the Company to sell or the Purchaser to purchase shares of Common Stock which in the aggregate are in a dollar amount in excess of the Aggregate Limit. If the Company issues a Draw Down Notice or Call Option that otherwise would permit the Purchaser to purchase shares of Common Stock which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice or Call Option shall be void ab initio to the extent of the amount by which the value of the shares of Common Stock otherwise issuable pursuant to such Draw Down Notice or Call Option together with the value of all other Common Stock purchased by the Purchaser pursuant hereto would exceed the Aggregate Limit.

                                 ARTICLE VII

                                 TERMINATION


               SECTION 7.1 Termination by Mutual Consent. The term of this Agreement shall expire on the earlier of (i) twenty eight (28) months from the date of execution of this Agreement, (ii) the date that the entire dollar amount of the shares of Common Stock registered under the Registration Statement have been issued and sold and (iii) the date that the Purchaser has purchased in the aggregate $60,800,000 pursuant to all Draw Downs issued and Call Options granted and exercised (the "Investment Period"). This Agreement may be terminated at any time by mutual consent of the parties.

               SECTION 7.2 Other Termination. The Company shall inform the Purchaser, and the Purchaser shall have the right to terminate this Agreement within the subsequent thirty (30) days (the "Event Period"), if (x) the Company enters into an Other Financing (other than a

Permitted Transaction or an underwritten public offering) which provides for (i) the issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock at a discount to the then current market price of the Common Stock (except for Other Financings of up to an aggregate of $80,000,000, provided that such issuance of Common Stock or such conversion, exercise or exchange into Common Stock is at a fixed price (the "Permitted Discounted Financing")), (ii) a mechanism for the reset of the purchase price of the Common Stock to below the then current market price of the Common Stock, or
(iii) the issuance of Common Stock with warrants, which have an exercise price such that together with the price of the Common Stock would result in the issuance of shares of Common Stock at a per share price below the then current market price of the Common Stock, or (y) an event resulting in a Material Adverse Effect except continued losses from operations or Material Change in Ownership has occurred. The Purchaser may terminate this Agreement upon one (1) day's notice during the Event Period.

               SECTION 7.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.9 hereof. Nothing in this Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                 ARTICLE VIII

                               INDEMNIFICATION


               SECTION 8.1   General Indemnity.

               (a) Indemnification by the Company. The Company will indemnify and hold harmless each of the Purchaser and Carlin, each of their directors, fund managers and officers, and each person, if any, who controls the Purchaser or Carlin within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorneys' fees) to which the Purchaser and Carlin, each of their directors, fund managers and officers, and each person, if any, who controls the Purchaser or Carlin may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to Common Stock being sold to the Purchaser (including any prospectus supplement filed in connection with the transactions contemplated hereunder (the "Prospectus Supplement") which are a part of it), or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable under this Section 8.1(a) to the extent that a court of competent jurisdiction shall have determined by a final judgment (with no appeals available) that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or Carlin or such person through its bad faith or willful misconduct; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser or Carlin expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); and provided, further, that with respect to the Prospectus, the foregoing indemnity shall not inure to the benefit of the Purchaser or Carlin or any such person from whom the person asserting any loss, claim, damage, liability or expense purchased Common Stock, if copies of the Prospectus were timely delivered to the Purchaser pursuant hereto and a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of the Purchaser or Carlin or any such person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Common Stock to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or expense.

        The Company will reimburse the Purchaser, Carlin and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser, Carlin or such controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Registration Statement, Prospectus or Prospectus Supplement or any amendment or supplement to the thereto in reliance upon, and in conformity with, written information furnished by either the Purchaser or Carlin to the Company for inclusion in the Registration Statement, Prospectus or Prospectus Supplement.

               (b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of
Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all attorneys' fees) to which the Company and each director, officer and person, if any, who controls the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus or Prospectus Supplement or any amendment or supplement to it or (ii) the omission or alleged omission to state in the Registration Statement or any Prospectus or Prospectus Supplement or any amendment or supplement to it a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, the Prospectus or Prospectus Supplement or an amendment or supplement thereto, and the Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

               SECTION 8.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under paragraph (a) or (b) of
Section 8.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from liability under paragraph (a) or (b) of Section 8.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Paragraph (a) or (b) or
Section 8.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

        If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in paragraph (a) or (b) of Section 8.1, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

                                  ARTICLE IX

                                MISCELLANEOUS


               SECTION 9.1 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company shall pay, at the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchaser of up to $25,000 in connection with the preparation, negotiation, execution and delivery of this Agreement. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys' fees and expenses.

               SECTION 9.2   Specific Enforcement, Consent to Jurisdiction.

               (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

               (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

               SECTION 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

               SECTION 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:


If to the Company:              USinternetworking, Inc.
                                One USI Plaza
                                Annapolis, Maryland 21401
                                Tel. No.:  (410) 897-4400
                                Fax No.:   (410) 263-8645
                                Attention: General Counsel

With copies to:                 Latham & Watkins
                                1001 Pennsylvania Avenue, N.W., Suite 1300
                                Washington, D.C. 20004
                                Tel. No.:  (202) 637-2200
                                Fax No.:   (202) 637-2201
                                Attention: John H. Watson, Esq.

If to the Purchaser:            Acqua Wellington North American
                                  Equities Fund, Ltd.
                                c/o Fortis Fund Services (Bahamas) Ltd.
                                Montague Sterling Centre
                                East Bay Street, P. O. Box SS-6238
                                Nassau, Bahamas
                                Tel. No:  (242) 394-2700
                                Fax No.:  (242) 394-9667
                                Attention:  Anthony L.M. Inder Rieden

With copies to:                 Jenkens & Gilchrist Parker Chapin LLP
                                The Chrysler Building
                                405 Lexington Avenue
                                New York, NY  10174
                                Tel. No:  (212) 704-6000
                                Fax No:  (212)704-6288
                                Attention:  Christopher S. Auguste

        Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

               SECTION 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

               SECTION 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

               SECTION 9.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

               SECTION 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

               SECTION 9.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

               SECTION 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

               SECTION 9.11 Publicity. The Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior written consent of the Purchaser which consent shall not be unreasonably withheld. In the event the Company is required by law or regulation to issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transaction contemplated hereby prior to or after the Closing, the Company shall consult with the Purchaser on the form and substance of such press release or other disclosure.

               SECTION 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

               SECTION 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                                [END OF PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.


                                                  USINTERNETWORKING, INC.



                                                  By: /s/ WILLIAM T. PRICE
                                                     -------------------------
                                                       Name: William T. Price
                                                       Title: Vice President,
                                                              Secretary and
                                                              General Counsel


                                                  ACQUA WELLINGTON NORTH
                                                  AMERICAN EQUITIES FUND, LTD.



                                                  By: /s/ RICHARD COLPRON
                                                     -------------------------
                                                       Name: Richard Colpron
                                                       Title: Vice President

                               EXHIBIT A TO THE
                       COMMON STOCK PURCHASE AGREEMENT



                              OPINION OF COUNSEL

                                  EXHIBIT B
                    TO THE COMMON STOCK PURCHASE AGREEMENT

                           SECRETARY'S CERTIFICATE

                              ___________, 2000

        The undersigned, ______________________, Secretary of USinternetworking, Inc., a Delaware corporation (the "Company"), delivers this certificate in connection with the issuance and sale of shares of common stock of the Company in an aggregate amount of $__________ to Acqua Wellington North American Equities Fund, Ltd. (the "Purchaser") pursuant to the Common Stock Purchase Agreement, dated November __, 2000 (the "Agreement"), by and among the Company and the Purchaser, and hereby certifies on the date hereof, that (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):


        1. Attached hereto as EXHIBIT A is a true, complete and correct copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware. The Second Amended and Restated Certificate of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Second Amended and Restated Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Delaware since ______ __, 2000, the date shown on the face of the state certification relating to the Company's Second Amended and Restated Certificate of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company.

        2. Attached hereto as EXHIBIT B is a true and complete copy of the Amended and Restated Bylaws of the Company, as amended and restated through, and as in full force and effect on, the date hereof, and no proposal for any amendment, repeal or other modification to the Amended and Restated Bylaws of the Company has taken or is currently pending before the Board of Directors or stockholders of the Company.

        3. The Board of Directors of the Company has approved the transactions contemplated by the Agreement; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof.

        4. Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed (A) the Agreement, (B) the Registration Statement and (C) any other document delivered prior hereto or on the date hereof in connection with the transactions contemplated by the Agreement, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is his genuine signature.

        5. Latham & Watkins is entitled to rely on this certificate in connection with the opinion that such firm is rendering pursuant to Section
5.2 of the Agreement.

        IN WITNESS WHEREOF, I have signed my name as of the date first above written.



                                            By:
                                                -----------------------
                                                Name:
                                                Title:   Secretary



         I, __________________, Chief Executive Officer of________________
___________________., do hereby certify that ______________________ is the duly elected, qualified and acting Secretary of the above mentioned company, and that the signature set forth above is her true and genuine signature.


        IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.



                                            By:
                                               ------------------------
                                               Name:
                                               Title:  Chief Executive Officer

                                  EXHIBIT C
         TO THE AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT

                            COMPLIANCE CERTIFICATE

               In connection with the issuance of shares of common stock of USinternetworking, Inc., a Delaware corporation (the "Company"), pursuant to the Draw Down Notice, dated ___________ delivered by the Company to Acqua Wellington North American Equities Fund, Ltd. (the "Purchaser") pursuant to
Article VI of the Amended and Restated Common Stock Purchase Agreement effective as of November 13, 2000, by and between the Company and Acqua Wellington North American Equities Fund, Ltd. (the "Agreement"), the undersigned hereby certifies as follows:

        1.        The undersigned is the duly elected Chief
[Executive/Financial] Officer of the Company.

        2. The representations and warranties of the Company set forth in Section 3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except as set forth in the attached Schedules and for such representations and warranties that speak as of a particular date.

        3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Draw Down Exercise Date and the Settlement Date related to the Draw Down Notice and has complied in all material respects with all obligations and conditions contained in Section 5.3 of the Agreement.

               Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

               The undersigned has executed this Certificate this _____ day of _________, 2000.



                                    By:_______________________________________

                                    Name:_____________________________________

                                    Title:____________________________________

                                  EXHIBIT D
                    TO THE COMMON STOCK PURCHASE AGREEMENT
                           FORM OF DRAW DOWN NOTICE

        Reference is made to the Amended and Restated Common Stock Purchase Agreement effective as of November 13, 2000 (the "Purchase Agreement") between USinternetworking, Inc., a Delaware corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

        In accordance with and pursuant to Section 6.1 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

        Draw Down Amount:
                             ------------------------------------

        Call Option Amount:
                             -----------------------------

        Draw Down Pricing Period start date:
                                            ---------------------

        Draw Down Pricing Period end date:
                                          -----------------------

        Settlement Date:
                        -----------------------------------------

        Threshold Price:
                        -----------------------------------------

        Minimum Threshold Price:
                                ---------------------------------

        Dollar Amount and/or Number of Shares
        of Common Stock Currently Unissued
        under the Registration Statement:
                                         -------------------------------

        Dollar Amount and/or Number of Shares
        of Common Stock Currently Available
        under the Aggregate Limit :
                                   ------------------------------

Dated:
       ----------------------
                                            --------------------------------

                                            By:
                                               -------------------------------
                                               Name:
                                               Title:

                                            Address:
                                                     --------------------------
                                            Facsimile No.:
                                                          ---------------------
                                            Wire Instructions:
                                                              -----------------
                                            Contact Name:
                                                                 ---------

Receipt Acknowledged:

Acqua Wellington North American Equities Fund, Ltd.

By:
    -------------------------
    Name:
    Title:

                                  EXHIBIT E
         TO THE AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT

                          FORM OF CALL OPTION NOTICE

To: ______________
Fax #:

        Reference is made to the Amended and Restated Common Stock Purchase Agreement effective as of November 13, 2000 (the "Purchase Agreement") between USinternetworking, Inc., a Delaware corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

        In accordance with and pursuant to Section 6.2 of the Purchase Agreement, the Purchaser hereby issues this Call Option Notice to exercise a Call Option for the Call Option Amount indicated below.

        Call Option Amount Exercised:
                                     ----------------------------

        Number of Shares to be purchased:
                                         ------------------------

        VWAP on the date hereof:
                                ---------------------------------

        Draw Down Discount Percentage:
                                      ---------------------------

        Settlement Date:
                        -----------------------------------------

        Threshold Price:
                        -----------------------------------------

        Minimum Threshold Price:
                                ---------------------------------


Dated:
       ---------------


                           Acqua Wellington North American Equities Fund, Ltd.


                           By:
                              --------------------------
                              Name:
                              Title:

                             DISCLOSURE SCHEDULES
                         RELATING TO THE COMMON STOCK
              PURCHASE AGREEMENT, DATED AS OF NOVEMBER __, 2000
                     BETWEEN USINTERNETWORKING, INC. AND
             ACQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD.


        ALL SECTION AND SUBSECTION NUMBERS AND LETTERS RELATE AND COINCIDE TO SUCH NUMBERS AND LETTERS AS SET FORTH IN THE COMMON STOCK PURCHASE AGREEMENT (THE "AGREEMENT"). ANY TERMS REQUIRING DEFINITION HEREIN ARE DEFINED IN THE AGREEMENT.

        ALL REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT ARE MODIFIED IN THEIR ENTIRETY BY THESE DISCLOSURE SCHEDULES. THE DISCLOSURES CONTAINED IN THESE DISCLOSURE SCHEDULES SHALL BE READ IN THEIR ENTIRETY, AND ALL THE DISCLOSURES SHALL BE READ TOGETHER.

                               SCHEDULE 3.1(g)